Exhibit 99.5
A. Schulman Supplier Letter
Dear Valued Supplier:
At A. Schulman, we value our supplier relationships worldwide. We understand the importance of communicating with you regarding our business and our progress in executing our global growth strategy and the opportunities that presents for enhanced partnership with you.
I am writing today to inform you of a very important announcement. Last night, A. Schulman announced that we have signed a definitive agreement to acquire ICO, Inc., a well-respected, high-quality, global manufacturer of specialty resins and concentrates based in Houston, Texas. Pending approval of ICO shareholders and customary regulatory approvals, we expect the transaction will be completed by the spring of 2010.
We believe this agreement is consistent with A. Schulman’s global strategy, and we believe the proposed acquisition will offer the combined organization the opportunity to deliver enhanced business opportunities and synergies which will make us and you more efficient and effective throughout the supply chain.
This proposed transaction demonstrates our commitment to expanding our global presence substantially, especially in the rotomolding business and in our U.S. masterbatch business.
Our two businesses are extremely complementary across markets, product lines, and geographically around the world.
Our commitment to quality products and excellence throughout the supply chain remains unchanged. Naturally, we will continue to honor our contracts and agreements, and we look forward to maintaining and deepening those relationships and business operations you know and trust.
Notable benefits of the proposed transaction include:
o	Greater access to rotomolding technology throughout the combined company’s larger global footprint, covering North America, Europe, Asia, South America and Australia

o	Wide variety of solutions that offer added value as a result of size reduction technology

o	A total of four plants in Asia, including ICO’s plant in Malaysia and a new facility A. Schulman is planning to build in India

o	Wide range of technical center activities, applications knowledge, and manufacturing technology from across the two organizations around the world

o	Greater market coverage and availability of products through our distribution business
As you can imagine, we are very excited about the opportunities stemming from this proposed acquisition, and we look forward to working with you to explore how a new, broader and more global A. Schulman can be an even better supply chain partner.
Please don’t hesitate to let us know if you have questions.

Regards,
Gary A. Miller, Vice President, Global Supply Chain and Chief Procurement Officer
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
A number of the matters discussed in this release that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding expected synergies resulting from the merger of Schulman and ICO, combined operating and financial data, the combined company’s plans, objectives, expectations and intentions and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; restrictions imposed by outstanding indebtedness; fluctuations in the prices of sources of energy or resins and other raw materials; worldwide and regional economic, business, and political conditions, including continuing economic uncertainties in some or all major product markets; changes in customer demand and requirements; business cycles and other industry conditions; the timing of new services or facilities; ability to compete; effects of compliance with laws; fluctuations in the value of currencies in major areas where operations are located, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan, and Indonesian rupiah; matters relating to operating facilities; effect and costs of claims (known or unknown) relating to litigation and environmental remediation; ability to manage global inventory; ability to develop technology and proprietary know-how; ability to attract and retain key personnel; escalation in the cost of providing employee health care; performance of the global automotive market; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of ICO and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Schulman’s and ICO’s respective reports filed with the SEC, including Schulman’s annual report on Form 10-K for the year ended August 31, 2009 and ICO’s annual report on Form 10-K for the year ended September 30, 2008 and quarterly report on Form 10-Q for the quarter ended June 30, 2009, in each case, as such reports may have been amended. This release speaks only as of its date, and Schulman and ICO each disclaims any duty to update the information herein.
Additional Information and Where to Find It
In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. ICO SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE

PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of ICO. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from A. Schulman, Inc. at its web site, www.aschulman.com, or from ICO, Inc. at its web site, www.icopolymers.com, or 1811 Bering Drive, Suite 200, Houston, Texas, 77057, attention: Corporate Secretary.
Participants In Solicitation
Schulman and ICO and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Schulman’s participants is set forth in the proxy statement, dated November 6, 2009, for Schulman’s 2009 annual meeting of stockholders as filed with the SEC on Schedule 14A. Information concerning ICO’s participants is set forth in the proxy statement, dated January 23, 2009, for ICO’s 2009 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Schulman and ICO in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.